Exhibit 99.1

Figure Acquisition Corp. I Announces Pricing of $250 Million Initial Public Offering

San Francisco, California – February 18, 2021 – Figure Acquisition Corp. I (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units are expected to be listed on The New York Stock Exchange (“NYSE”) and trade under the ticker symbol “FACA.U” beginning on February 19, 2021. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “FACA” and “FACA WS,” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for businesses in the financial technology and financial services sector. The management team includes Michael Cagney, Chairman, Christopher D. Davies, Chief Executive Officer, Thomas J. Milani, Chief Financial Officer and Asiff Hirji, President.

Citigroup Global Markets Inc. is acting as the sole book-running manager of the offering. Piper Sandler & Co. is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.

A registration statement relating to the securities became effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on February 23, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Jennifer Mitrenga

Head of Investor Relations

jmitrenga@figure.com

c: 847.644.0592

650 California St. | Suite 2700 | San Francisco, CA 94108

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